Exhibit 10.36

SUMMARY OF 2005 MANAGEMENT INCENTIVE COMPENSATION PLAN

The Management Incentive Compensation Plan (MICP) provides eligible employees with a cash bonus if corporate and individual goals are met. This plan gives employees a personal stake in the company and the opportunity to share in its success.

The key principles of the 2005 MICP are:

o	Corporate financial performance determines a total finite pool of dollars available to spend on incentives
o	Leader judgment and discretion are a major aspect of determining payout amounts
o	The company must more effectively differentiate pay by performance
o	Individual performance will be evaluated both on results and how those results are achieved, through a new Performance Appraisal process
o	A bias toward individual rather than group accountability must be created

Alliant Energy Corporate Performance: Corporate performance is the foundation for incentive compensation. The table below outlines the 2005 goals against which corporate performance will be measured and the funding associated with each level of achievement.

2005 CORPORATE PERFORMANCE MEASURES

For purposes of Determining the Short-Term Incentive Pool

	EPS from Continuing Operations			Cash Flow from Continuing Operations
(1)
	Level	Funding		Level	Funding
(2)	Distinguished	150%	(2)	Distinguished	150%
	Target	100%		Target	100%
(3)	Threshold	50%		Threshold	50%

	Weighting of EPS in final Corporate Performance			Weighting of Cash Flow in final Corporate Performance
	85%		+	15%

(1)	Earnings from Continuing Operations measure will exclude costs from any debt premiums that might be paid.
(2)	Will lower Distinguished EPS goal and Distinguished Cash Flow goal if the company decides to purchase weather hedge. Decision not made until April.
(3)	If Threshold EPS level is not met, there will be no payout for the 2005 plan year = TRIGGER

MICP Target Incentives: Incentive rewards are considered "at risk" pay. The target incentive percent assigned to participant groups is based on competitive market research and internal equity. Achievement of the target level goals and objectives may result in a payout of 100 percent of the incentive opportunity. However, a participant’s final award may range anywhere from 0 to 200% of that target. Incentive opportunity is expressed as a percent of eligible earnings for the plan year.

Participant Group	Target Incentive Opportunity (as % of eligible earnings)

Chairman and CEO	80%
President and Chief Operating Officer	65%
Senior Executive Vice President & CFO	55%
Executive Vice President	50%
Senior Vice President	40%
Vice President	30%
Managing Director Level Positions	25%
Director, General Manager and Plant Manager Level Positions	20%

Determining the Corporate Pool: Creation of the corporate pool is formulaic. At year end, the corporate score (based on EPS and Cash Flow results noted above) will be applied to all individuals’ original target amounts to yield a corporate-adjusted target amount for each. The sum of those individual corporate-adjusted target amounts yields a given department's “contribution” to the total pool. The roll-up of all departmental and group pools yields the overall corporate pool, which is the finite amount of dollars that is subsequently re-allocated as incentive awards.

Re-Allocating Dollars Based on Performance: While there is no longer a separate “group” component making up a weighted portion of an award formula, all corporate centers/operating groups and sub-departments still have goals against which each is measured. At the highest levels, these goals are contained in the respective leaders’ performance goals. Once the corporate pool of dollars has been determined, each group will be allocated a set amount of dollars based on performance, relative to their formulaic contribution. This process will then cascade downward. Groups that perform well will be allocated more than their contribution to the total pool; groups that perform poorly will be allocated less than their contribution. This re-allocation between groups is discretionary, not formulaic.

Individual Award Determination: While there is not a separate “individual” component making up a weighted portion of an award formula, all employees still have goals against which each is measured. These goals are to be written as part of the formal performance appraisal process. For the company’s executive officers, the bonus will be based on achieving the following performance goals with each factor weighted as noted below: (a) financial goals consisting of achievement of specified levels of one or more of: earnings per share from continuing operations, cash flow from operations, rates of return, O&M spending and/or capital spending; (b) certain operational and strategic goals; (c) certain goals relating to environmental, health and safety and diversity matters; and (d) certain goals relating to leadership tasks. The foregoing factors will be weighted 50%, 30%, 10% and 10%, respectively, for each of the executive officers. At year end, each leader will evaluate his/her respective employees’ performance against those goals – judging both results and behaviors – and that evaluation will yield a recommended MICP payout relative to target.

Once the corporate pool of dollars has been determined and subsequent downward allocations have been made, a leader will be informed of the total dollars he/she has to distribute to individuals in the department.

The final step is for leaders to distribute their dollars to employees based on individual performance (as documented in the performance appraisal). Those who performed well against goals should receive more than their formulaic “corporate-adjusted target award.” Note, however, that regardless of the manager’s evaluations, he/she only has a set amount of dollars to allocate. This is a zero sum pool.

A leader with a poor performing group can still give big awards to his/her best performers – but fittingly, others in the group would then receive smaller or even no awards.